Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

November 3, 2022

CleanSpark, Inc.

2370 Corporate Circle, Suite 160

Henderson, Nevada 89074

To the addressee set forth above:

We have acted as local Nevada counsel to CleanSpark, Inc., a Nevada corporation (the “Company”), in connection with the registration of up to 2,691,065 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for sale by Mawson Infrastructure Group, Inc. a Delaware corporation (the “Selling Stockholder”), comprising (i) 1,590,175 shares (the “Closing Shares”) of Common Stock issued by the Company pursuant to that certain Purchase and Sale Agreement, dated as of September 8, 2022, by and among the Company, CSRE Properties Sandersville, LLC, a Georgia limited liability company, Luna Squares, LLC, a Delaware limited liability company, and the Selling Stockholder (the “Purchase Agreement”), and (ii) up to 1,100,890 shares (the “Earn-Out Shares”) of Common Stock issuable to the Selling Stockholder pursuant to the terms of the Purchase Agreement, as described in the Company’s Registration Statement on Form S-3 (File No. 333-254290), including the Prospectus, dated March 15, 2021, contained therein, as supplemented by the Prospectus Supplement, dated November 3, 2022 (the “Prospectus Supplement” and, collectively, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares as contemplated by, and as described in, the Purchase Agreement and the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Purchase Agreement and the Registration Statement.

For purposes of issuing the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Company’s articles of incorporation and bylaws, each as amended to date, (iii) the Purchase Agreement and (iv) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

24847262	www.bhfs.com

CleanSpark, Inc.

November 3, 2022

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each natural person executing any of the documents we reviewed had at all relevant times and has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (iv) after any issuance of any Earn-Out Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise (including any other Earn-Out Shares), will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation..

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.
The Closing Shares are duly authorized, validly issued, fully paid and non-assessable.
2.
The Earn-Out Shares have been duly authorized by the Company and if, when and to the extent any Earn-Out Shares are issued in accordance with the terms of and in the manner contemplated by the Purchase Agreement and the Registration Statement, such Earn-Out Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus Supplement, under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

24847262

CleanSpark, Inc.

November 3, 2022

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

24847262